 Exhibit (a)(1)(L)
For further information:
Steven Fitzpatrick, Investor Relations
SFitzpatrick@UniversalLogistics.com
Universal Logistics Holdings, Inc. Announces Final Results of Self Tender Offer
Warren, Michigan, September 18, 2019 – Universal Logistics Holdings, Inc. (NASDAQ: ULH) (the “Company” or “ULH”) today announced the final results of its modified “Dutch auction” tender offer to repurchase up to 600,000 shares of its outstanding common stock, which expired at 5:00 p.m., Eastern Time, on Friday, September 13, 2019.
In accordance with the terms and conditions of the tender offer, the Company has accepted for purchase a total of 1,101,597 shares of its common stock, representing approximately 3.9% of the Company’s issued and outstanding shares, at a purchase price of  $22.50 per share. Payment for the shares accepted for purchase under the tender offer will be made promptly, at a total cost to the Company of approximately $24,785,933, excluding fees and expenses related to the offer.
Based on the final count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, an aggregate of 1,101,597 shares were properly tendered and not properly withdrawn at or below the final purchase price of  $22.50 per share. The Company will promptly pay for the shares accepted for purchase and return to tendering shareholders any shares tendered and not purchased.
The total amount of shares purchased in the tender offer reflects the Company’s right to increase the tender offer by up to two percent of its outstanding shares and includes a total of 600,000 shares tendered by a director of the Company, Mr. Manuel J. Moroun, and a total of 10,000 shares tendered by the Company’s Chief Financial Officer, Mr. Jude Beres. The Company expects to have approximately 27,282,230 shares of its common stock outstanding immediately following consummation of the tender offer.
The Company may purchase additional shares in the future in the open market subject to market conditions and private transactions, tender offers or otherwise. Under applicable securities laws, however, the Company may not repurchase any shares until September 30, 2019. Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the company considers relevant.
The Company has retained Georgeson LLC as the information agent. All questions regarding the tender offer should be directed to the information agent at (800) 932-9864 (toll free).
About Universal
Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated and value-added services.
Forward-Looking Statements
Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,”

“may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.